Exhibit 99.1

MURPHY OIL ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENT

AND ELECTION OF NEW DIRECTORS

EL DORADO, Arkansas, August 7, 2013 – Murphy Oil Corporation (NYSE:MUR) (“Murphy”) announced today that the Board of Directors, consistent with the previous announcement on May 6, 2013, has named Roger Jenkins to the position of President and Chief Executive Officer, effective August 30, 2013. Jenkins will succeed Steven A. Cossé who is stepping down effective the same date. Mr. Jenkins has also been elected to the Board of Directors and the Executive Committee effective August 30, 2013. Mr. Cossé will remain a member of both the Board of Directors and the Executive Committee.

Murphy also announced the election of T. Jay Collins to Murphy’s Board of Directors effective August 7, 2013.

Mr. Collins currently serves as a director on the board of Oceaneering International, Inc. (“Oceaneering”), a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, where he retired as President and Chief Executive Officer in May 2011. He joined Oceaneering in October 1993, initially serving as Senior Vice President and Chief Financial Officer. In May 1995, he was appointed Executive Vice President of Oilfield Marine Services; in November 1998, he was appointed President and Chief Operating Officer; in March 2002, he was elected to the Board of Directors; and in May 2006 was appointed Chief Executive Officer.

Mr. Collins received his MBA from Harvard Graduate School of Business in 1972 and both his Bachelor of Arts degree and Masters of Engineering degree in Chemical Engineering from Rice University in 1969. Mr. Collins continues his affiliation with Rice University as a member of the Rice Board of Trustees and as Chairman of the Council of Overseers of the Jones Graduate School of Business Administration.

Mr. Collins is a former chairman of the board of directors for National Ocean Industries Association. In addition to Oceaneering, he currently serves on the boards of the Nautronix Group Limited, Pason Systems Inc., the Texas Institute of Science, Inc., and the American Productivity & Quality Center. He is also a member of the National Petroleum Council.

Claiborne Deming, Chairman of the Board of Directors of Murphy, said, “We owe a debt of gratitude to Steve for his leadership over the last year as we transitioned both our upstream and downstream businesses. The Board looks forward to working with Roger as he leads us into a new phase as an independent exploration and production company.” Deming added, “I am pleased to add Jay to our Board with his depth of professional experience and look forward to his contributions to our business.”

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Ex. 99.1-2